Exhibit 4.02

SONOS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 18, 2012

i

5.9	Material Decisions	24
5.10	Effective Time, Termination of Prior Agreement	25
5.11	Termination of Covenants	25

Section 6 Miscellaneous		25

6.1	Aggregation of Stock	25
6.2	Amendment	25
6.3	Notices	26
6.4	Governing Law	26
6.5	Successors and Assigns	26
6.6	Entire Agreement	27
6.7	Delays or Omissions	27
6.8	Severability	27
6.9	Titles and Subtitles	27
6.10	Counterparts	28
6.11	Telecopy Execution and Delivery	28
6.12	Jurisdiction; Venue	28
6.13	Termination Upon Change of Control	28
6.14	Further Assurances	28
6.15	Conflict	28
6.16	Attorneys’ Fees	29

ii

SONOS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of July 18, 2012, by and among Sonos, Inc., a Delaware corporation (the “Company”), the persons and entities (each a “Common Holder” and collectively, the “Common Holders”) listed on Exhibit A hereto, and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit B hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, certain of the Investors (the “New Investors”) are parties to the Series D Preferred Stock and Common Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”) and it is a condition to the initial closing of the sale of the Series D Preferred Stock and Common Stock (the “Primary Purchase”) that the parties hereto and the Company execute and deliver this Agreement.

WHEREAS, concurrently with the Primary Purchase, the Company, the New Investors and certain of the Company’s stockholders (the “Selling Preferred Stockholders”) are entering into that certain Secondary Stock Purchase Agreement by and among the Company, the New Investors and the Selling Preferred Stockholders (the “Secondary Purchase Agreement”) whereby each New Investor is, in conjunction with the purchase of Series D Preferred and Common Stock in the Primary Purchase, also purchasing shares of the Company’s Series A Preferred Stock and Series B Preferred Stock held by the Selling Preferred Stockholders directly from the Selling Preferred Stockholders (the “Secondary Purchase”).

WHEREAS, certain of the Investors hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Existing Investors”) and possess certain investors’ rights pursuant to the Company’s Amended and Restated Investors’ Rights Agreement, dated March 5, 2010 (the “Prior Agreement”).

WHEREAS, the undersigned Investors have the right to amend the Prior Agreement, pursuant to Section 6.2 of the Prior Agreement.

WHEREAS, as an inducement to the New Investors to enter into the Purchase Agreement and Secondary Purchase Agreement, the Company and the Existing Investors desire to add the New Investors not already parties to the Prior Agreement as “Investors” under this Agreement and to amend certain provisions of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the

Company and the Existing Investors hereby agree that the “Investors” under this Agreement shall be as listed on Exhibit B hereto, and the parties hereto further agree as follows:

Section 1

Definitions

1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Common Holders” shall mean the persons and entities listed on Exhibit A hereto.

(c) “Common Stock” shall mean the common stock, par value $0.001, of the Company.

(d) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “GAAP” shall mean United States generally accepted accounting principles.

(g) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.13 of this Agreement.

(h) “Indemnified Party” shall have the meaning set forth in Section 2.7(c) hereto.

(i) “Indemnifying Party” shall have the meaning set forth in Section 2.7(c) hereto.

(j) “Index Ventures” shall mean any or all of Index Ventures Growth I (Jersey), L.P., Index Ventures Growth I Parallel Entrepreneur Fund (Jersey), L.P. and Yucca Partners LP Jersey Branch.

(k) “Closing” shall mean the date of the initial sale of shares of the Company’s Series D Preferred Stock pursuant to the Purchase Agreement.

(l) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(m) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

(n) “Investors” shall mean the persons and entities listed on Exhibit B hereto.

(o) “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(p) “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(q) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(r) “Preferred Stock” shall mean the shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(s) “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(t) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) shares of Common Stock held by the Common Holders or the Investors, and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(u) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(v) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(w) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.9(c) hereof.

(x) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(y) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(z) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(aa) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(bb) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(cc) “Series A Preferred Stock” shall mean the shares of the Company’s Series A Preferred Stock issued pursuant to the Series A Preferred Stock Purchase Agreement dated July 25, 2005, including, for the avoidance of doubt, shares of the Company’s Series A Preferred Stock purchased pursuant to the Secondary Purchase Agreement.

(dd) “Series B Preferred Stock” shall mean the shares of the Company’s Series B Preferred Stock issued pursuant to the Series B Preferred Stock Purchase Agreement dated April 30, 2007, as amended, including, for the avoidance of doubt, shares of the Company’s Series B Preferred Stock purchased pursuant to the Secondary Purchase Agreement.

(ee) “Series C Preferred Stock” shall mean the shares of the Company’s Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated March 5, 2010.

(ff) “Series D Preferred Stock” shall mean the shares of the Company’s Series D Preferred Stock issued pursuant to the Purchase Agreement.

(gg) “Shares” shall mean the Company’s Preferred Stock.

(hh) “Significant Holders” shall have the meaning set forth in Section 3.1 hereof.

Section 2

Registration Rights

2.1    Company Registration.

(a)     Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.2, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)    promptly give written notice of the proposed registration to all Holders; and

(ii)    use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.1(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)     Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion provided, however, that the right of the underwriters to exclude Registrable Securities from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below (A) twenty five percent (25%) of the shares included in the first registration initiated by the Company following the Company’s Initial Public Offering or (B) fifty percent (50%) of the shares included in any registration initiated by the Company after the registration referred to in clause (A). Notwithstanding the foregoing, in a registration relating to the Company’s Initial Public Offering, all Registrable Securities may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.1(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion on a pro rata basis, in the manner set forth above.

(c)     Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.2    Registration on Form S-3.

(a)     Request for Form S 3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.2, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will:

(i)    promptly give written notice of the proposed registration to all other Holders; and

(ii)    as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)     Shelf Registration Statement. Holders of Registrable Securities requesting a registration on Form S-3 or any similar short form registration statement pursuant to this Section 2.2 shall have the right to elect for any such registration to be made for an offering to be made on a continuous or delayed basis pursuant to Rule 415 covering the Registrable Securities (a “Shelf Registration Statement”), in which case the registration statement filed by the Company in connection with such request shall be a Shelf Registration Statement. The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming a part thereof to be usable by the Holders for a period of 24 consecutive months plus the period of time, if any, during which use of such Shelf Registration Statement has been suspended pursuant to Section 2.2(d).

(c)     Limitations on Form S 3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.2:

(i)    Prior to one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(ii)    In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii)    During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred twenty (120) days after the effective date of, a Company initiated registration in which the Holders have the ability to include their Registrable securities; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(iv)    If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S 3 at an aggregate price to the public of less than $500,000; or

(v)    If, in a given twelve month period, the Company has effected two (2) such registrations pursuant to this Section 2.2 in such period.

(d)     Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing (or, in the case of a Shelf Registration Statement, use) of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing (or in the case of a Shelf Registration Statement, use) of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such registration statement to be filed (or, in the case of a Shelf Registration Statement, used) in the near future and that it is, therefore, in the best interests of the Company to defer the filing (or, in the case of a Shelf Registration, use) of such registration statement, then (in addition to the limitations set forth in Section 2.2(b)(i) above) the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders or, in the case of a Shelf Registration Statement, to suspend the effectiveness of such Shelf Registration Statement upon written notice to the Holders for a period of not more than one hundred twenty (120) days after such determination by the Board of Directors of the Company, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve month period.

(e)     Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.2 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice given pursuant to Section 2.2(a)(i), except, that in the case of a Shelf Registration Statement, such request may be made at any time during the effectiveness of such Shelf Registration Statement as to some or all of the Registrable Securities and the Company shall notify the Holders promptly following such a request and shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such underwritten distribution. In such event the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein, provided that in the case of a Shelf Registration Statement, a request for an underwritten distribution shall not affect the rights of any Holders to include their Registrable Securities in such Shelf Registration Statement but the rights of the Holders to participate in such underwritten distribution shall be conditioned upon their participation in such underwriting as provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the requesting Holders, which underwriters are reasonably acceptable to the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration, unless the registration is pursuant to a Shelf Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration, unless the registration is pursuant to a Shelf Registration Statement.

2.3    Requested Registration

(a)     Request for Registration. Subject to the conditions set forth in this Section 2.3, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i)    promptly, but in any event within ten (10) days, give written notice of the proposed registration to all other Holders; and

(ii)    as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)     Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.3:

(i)    Prior to one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(ii)    If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $20,000,000;

(iii)    In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv)    In the sixth month period following the date on which the Company has initiated any such registration pursuant to this Section 2.3;

(v)    During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi)    If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.2.

(c)     Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.3(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

(d)     Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.3(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)     Underwriting. If the Initiating Holders request that an offering to be registered pursuant to this Section 2.3 be underwritten, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to such registration shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.3 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.3, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and, if the Initiating Holders had requested that such offering be underwritten, such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.7). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting. The underwriters for any offering to be registered pursuant to this Section 2.3 shall be selected by the Initiating Holders (subject to the consent of the Company, which such consent shall not be unreasonably withheld, conditioned or delayed).

Notwithstanding any other provision of this Section 2.3, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to the Other Selling Stockholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration, except in the case of a Shelf Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration, except in the case of a Shelf Registration Statement. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.3(e), then the Company shall offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

2.4    [INTENTIONALLY OMITTED].

2.5    Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 or Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration within the 12-month period after the date of the initial request for registration pursuant to Section 2.2 or Section 2.3, as applicable; provided, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of the Registration Expenses or forfeit any registration rights. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.6    Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a)     Keep such registration effective for a period ending on the earlier of the date which is one hundred and twenty (120) days from the effective date of the registration statement (except in the case of a Shelf Registration Statement which shall be subject to Section 2.2(b) above) or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto.

(b)     Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)     Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)     Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)     Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)     Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(g)     Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

2.7    Indemnification.

(a)     To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, managers, members and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse, upon demand, each such Holder, each of its officers, directors, managers, members, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, managers, members, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)     To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld, conditioned or delayed); and provided that in no event shall any indemnity under this Section 2.7 exceed the net proceeds received by such Holder from the relevant offering to which such registration, qualification or compliance relates.

(c)     Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.7, to the extent such failure is not materially prejudicial to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each

Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)     If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.8    Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.9    Restrictions on Transfer.

(a)     The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.9. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.9 and Section 2.11, except for transfers permitted under Section 2.9(b), and (y):

(i)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)    Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, such

Holder shall have furnished the Company, at its expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b)     Permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder or to any entity that directly or indirectly, controls or is controlled by, or under common control with such Holder or, in addition in the case of Index Ventures, the advisory or management entity engaged by any Index Ventures Holder or any entity that is advised or managed by the same advisory entity as any Index Venture Holder (an “Index Ventures Affiliate”), or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a reasonably detailed description of the manner and circumstances of the proposed disposition.

(c)     Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK UP PERIOD OF UP TO 180 DAYS IN

THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.9.

(d)     The first legend referring to federal and state securities laws identified in Section 2.9(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Rule 144 under the Securities Act.

2.10    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)     Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)     File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)     So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.11    Market Stand Off Agreement. If requested by the Company or an underwriter of Common Stock (or other securities) of the Company, each Holder agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S l or Form S 8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S 4 or similar forms that may be promulgated in the future. The Company may impose stop transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.9(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.11. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements, unless approved by at least two-thirds (2/3) of the Board of Directors of the Company; provided, that if the size of the Board of Directors is less than five (5) members, then such approval shall be a majority of the Board of Directors, including one director nominated by holders of the Company’s preferred stock.

2.12    Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.13    Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, member, limited partner, affiliate, retired partner, retired member or stockholder of a Holder or an entity that directly or indirectly, controls or is controlled by, or under common control with a Holder or, in addition in the case of Index Ventures, an Index Ventures Affiliate, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 1,500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transfer or assignment is effected in accordance with the terms of Section 2.9 hereof and applicable securities laws, and (c) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the limitations and obligations set forth in Section 2.11 hereof.

2.14    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of holders of a majority of (i) the Registrable Securities and (ii) the Preferred Stock, each voting separately as a single class on an as-converted basis, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.15    Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (ii) three (3) years after the closing of the Company’s Qualified IPO (as defined below), provided, however with respect to KKR Stream Holdings LLC (“KKR”), KKR’s right to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the date on which both (x) all shares of Registrable Securities held or entitled to be held upon conversion by KKR may immediately be sold under Rule 144 during any ninety (90) day period and (y) KKR holds less than five percent (5%) of the outstanding shares of the Company.

Section 3

Information Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1    Basic Financial Information and Inspection Rights.

(a)     Basic Financial Information. The Company will furnish the following reports to each Holder who owns at least 500,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (the “Significant Holders”); provided, however, that Elevation Investors II, LLC and its affiliated funds shall be deemed to be a Significant Holder for the purposes of this Agreement, so long as Elevation Investors II, LLC holds at least 480,539 shares of Registrable Securities:

(i)    As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with GAAP consistently applied, and audited and certified by independent public accountants of recognized national standing selected by the Company.

(ii)    As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with GAAP consistently applied, subject to changes resulting from normal year end audit adjustments.

(iii)    Within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail compared against the Company’s operating plan, prepared in accordance with GAAP (except that such unaudited financial statements may not contain all footnotes required by GAAP); and

(iv)    As soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a copy of the Company’s annual operating plan for the next fiscal year.

(b)     Additional Information.

(i)    As promptly as reasonably practicable after the end of each calendar quarter, but in any event within thirty (30) calendar days after the end of each such quarter, the Company will complete and furnish a quarterly report to Index Ventures or its affiliates (“Index”), in the form provided to the Company by special counsel to Index or in another form mutually agreed upon by the Company and Index. Notwithstanding the provisions of Section 6.3, such quarterly reports to be delivered to Index shall be delivered by the Company by email to reporting@indexventures.com or to such other address as may be designated by Index from time to time.

(ii)    As promptly as reasonably practicable after the end of each calendar year, but in any event within thirty (30) days after the end of each calendar year, the Company shall deliver to Index a detailed capitalization table as of December 31 of such calendar year on a fully-diluted basis, setting out (A) the authorized shares of the Company, (B) the issued and outstanding shares of the Company on a stockholder-by-stockholder basis, (C) the outstanding options, warrants and/or other convertible securities of the Company, showing the number of such securities held by each holder thereof, the number and type of shares of capital stock then subject to issuance upon exercise or conversion of such securities, and the extent to which such securities are then vested and exercisable, and (D) any transfers of shares or other securities during such calendar year. Notwithstanding the provisions of Section 6.3, such capitalization information to be delivered to Index shall be delivered by the Company by email to reporting@indexventures.com or to or to such other address as may be designated by Index from time to time.

3.2    Inspection Rights. The Company shall permit each Holder entitled to rights under Section 3.1, at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Holder; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company).

3.3    Confidentiality. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably and in good faith determines to be a competitor of the Company; provided, however, that if a Holder is deemed to be a competitor of the Company because such Holder holds investments in a competitor, the Company shall be required to comply with the information rights of Section 3 if such Holder agrees in writing not to share any confidential information of the Company with such competitor. Each Holder acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and subject to its (or its affiliates’) fiduciary duties, it will hold such information in confidence and trust and not misuse or disclose any confidential information (other than its employees or agents having a need to know the contents of such information, and its attorneys), unless the Company has made such information available to the public generally. Notwithstanding anything herein to the contrary, a Holder may disclose confidential information (i) to any existing director, officer, affiliate, partner, member, stockholder, advisor or wholly owned subsidiary of such Holder in the ordinary course of business if such person has agreed to be bound by the confidentiality provisions of this Agreement or a confidentiality agreement that is at least as restrictive as the confidentiality provisions of this Agreement; or (ii) as may otherwise be required by law if the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.4    Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect upon the closing of the Company’s Initial Public Offering; provided the aggregate net proceeds of such Initial Public Offering to the Company (before deductions of underwriters’ commissions and expenses) equals or exceeds $50,000,000 and the post-funding market capitalization of the Company equals or exceeds $300,000,000 (a “Qualified IPO”).

3.5    Assignment of Information Rights. The rights pursuant to this Section 3 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, member, limited partner, affiliate, retired partner, retired member or stockholder of a Holder or an entity that directly or indirectly, controls or is controlled by, or under common control with a Holder or, in addition in the case of Index Ventures, any Index Ventures Affiliate, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 1,500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such information rights are being assigned; (b) such transfer or assignment is effected in accordance with the terms of Section 2.9 hereof and applicable securities laws, and (c) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

Section 4

Right of First Refusal

4.1    Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder, the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Registrable Securities owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Significant Holder) to (b) the total number of shares of Registrable Securities outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, held by all of the Significant Holders). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder’s portion on a pro rata basis.

(a)     “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)    the Shares and the Conversion Stock;

(ii)    shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements, other than shares issuable pursuant to a restricted stock purchase agreement, stock option plan or similar arrangement which is first adopted or executed following the date hereof or as to which the number of shares issuable thereunder is increased following the date hereof, unless such adoption, execution or increase is approved by a Supermajority of the Board of Directors (as defined in the Amended and Restated Certificate of Incorporation of the Company);

(iii)    securities issued pursuant to the conversion or exercise of warrants, options or any other outstanding convertible or exercisable securities as of the date of this Agreement;

(iv)    securities issued or issuable as a dividend or distribution on Preferred Stock of the Company or pursuant to any event for which adjustment is made pursuant to Section 5.4(e), 5.4(f) or 5.4(g) of the Amended and Restated Certificate of Incorporation of the Company;

(v)    securities offered pursuant to a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event (as defined in the Amended and Restated Certificate of Incorporation of the Company);

(vi)    securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Company;

(vii)    securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors of the Company;

(viii)    securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company and provided that such issuance of shares is not undertaken for the purpose of financing the Company; and

(ix)    securities of the Company which are otherwise excluded by the affirmative vote or consent of the holders of a majority of the shares of each series of Preferred Stock of the Company then outstanding, voting as separate classes.

(b)     In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) business days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its over allotment option for the price and upon the terms specified in the Company’s notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c)     In the event the Holders fail to exercise fully the right of first refusal and over allotment rights within said ten (10) business day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(d)     The right of first refusal granted under this Agreement shall expire upon the closing of the Company’s Qualified IPO.

Section 5

Covenants of the Company

5.1    Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation (as amended from time to time) and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. The Company shall keep such provisions in place for so long as a representative of any Investor serves on the Board of Directors.

5.2    Directors and Officers Insurance. The Company will use its best efforts to maintain in full force and effect from financially sound and reputable insurers directors and officers commission and liability insurance with minimum coverage amounts of $1,000,000. Such coverage shall be maintained in full force and effect for so long as a representative of any Investor serves on the Board of Directors. The Board of Directors shall consider in good faith the sufficiency of such insurance coverage promptly following the consummation of the transactions contemplated by the Purchase Agreement. The Company will not make any material alteration to the terms of, or the coverage provided by, such insurance without the written consent of the directors nominated by the Investors.

5.3    Director Expenses. The Company shall reimburse all non-employee directors and observers for their reasonable out of pocket expenses related to attending meetings of the Board of Directors and performing other duties carried out on behalf of the Company, as requested by the Company in writing.

5.4    Right to Conduct Activities. The Company and each Investor acknowledge that some or all of the Investors are professional investments funds, and as such, invest in numerous portfolio companies, some of which may be competitive with the Company’s business. No Investor shall be liable to the Company or to any other Investor for any claim arising out of, or based upon, (i) the investment by an Investor in any entity that competes with the Company’s business or (ii) actions taken by any partner, officer, agent or other representative of any Investor to assist any such competitive company, whether or not such action was taken as a board member of such company, or otherwise.

5.5    Proprietary Information and Inventions Agreements. The Company shall require all officers, employees, members of the Company’s Board of Directors that are also advisors (but that are not also employees of, or a partner in, a venture capital fund) and consultants with access to confidential information to execute and deliver a proprietary information and inventions assignment agreement or an advisor agreement, as applicable, in substantially the form approved by the Board of Directors.

5.6    Right of First Refusal on Common Stock Transfers. Pursuant to the terms of existing agreements with the holders of its Common Stock, the Company has a right of first refusal on all transfers of Common Stock, subject to the customary exceptions set forth in such agreements (the “Company Right”). In the event that the Company elects not to exercise the Company Right, the Company agrees to promptly take all necessary actions to validly and timely assign such Company Right to the Significant Investors (and any parties that become Significant Investors subsequent to the Closing) on a pro-rata basis amongst all such Significant Investors. Each such Investor may thereafter exercise the Company Right in full as to its pro rata portion thereof in accordance with the provisions set forth in such purchase and/or stock options agreements.

5.7    Exit Strategy. The Company hereby covenants and agrees with each of the Investors that if the Company has not closed a Qualified IPO or Deemed Liquidation (as defined in the Certificate of Incorporation of the Company, as the same may be amended, or amended and restated, from time to time) prior to the fifth anniversary of the Closing, the Company, at the request of Index, shall, at the Company’s expense, promptly engage reputable investment bankers to investigate exit opportunities and strategies for the Company and the potential sale of shares of Company stock held by Index and/or the affiliates of Index. The Board of Directors will review and properly consider in good faith and disclose to Index, any findings and recommendations by, and advice received from, such bankers.

5.8    Corporate Opportunities. The Company hereby covenants and agrees with each of the Investors that the Board of Directors shall consider in good faith bona fide investment opportunities from outside investors and opportunities for transactions constituting a Deemed Liquidation, as soon as practical and in any case within 7 business days of the Company obtaining knowledge of any such opportunity.

5.9    Material Decisions. The Company hereby covenants and agrees with each of the Investors that it shall not, and shall cause each of its subsidiaries not to, without approval of the Board of Directors, take any of the following actions, which may be changed from time to time by the Board of Directors in its sole discretion:

(a)     approve or make any material change to the Company’s annual budget or business plan;

(b)     incur any expenditure in excess of $1,500,000 that is not already included in a budget approved by the Board of Directors;

(c)     incur any indebtedness for borrowed money, enter into any lease or establish a credit line involving an amount in excess of $1,500,000;

(d)     enter into, permit any subsidiary to enter into, or approve any acquisition or sale of any entity or the business and/or assets of any entity in a transaction valued at more than $3,000,000 individually or $15,000,000 in the aggregate for any fiscal year;

(e)     grant stock options;

(f)     create or dissolve a subsidiary, or cease operations of a subsidiary (other than a holding company for intellectual property with no existing operations);

(g)     transfer or license intellectual property rights, other than in the ordinary course of business;

(h)     hire, terminate, or change the compensation of the Company’s executive officers; or

(i)     enter into or approve any transaction with any director or officer of the Company, or any of the affiliates, spouses or other family members of the Company’s officers and directors.

5.10    Effective Time, Termination of Prior Agreement. This Agreement shall become effective upon the Closing. Upon the effectiveness of this Agreement, the parties hereto who are also party to the Prior Agreement agree that the Prior Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

5.11    Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect upon the closing of the Company’s Qualified IPO.

Section 6

Miscellaneous

6.1    Aggregation of Stock. All shares of Company stock held or acquired by affiliated entities or persons (including affiliated venture capital funds) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.2    Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144), and (iii) Investors holding a majority of the then outstanding Preferred Stock and/or Conversion Stock; provided, however, that (i) if any amendment, waiver, discharge or termination operates in a manner that treats any Holder different from other Holders, or results in a reduction in such Holder’s rights or a material increase in the obligations of such Holder immediately prior to such amendment, waiver, discharge or termination, the consent of such Holder shall also be required for such amendment, waiver, discharge or termination and (ii) the provisions of Sections 3.1(a)(i), 3.1(b), 5.1, 5.2 and 5.7 may not be waived, amended or terminated without the prior written consent of Index. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder other than KKR acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

6.3    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)     if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof. A copy of any notice to (i) Index Ventures or any of its affiliated funds shall be sent to Fenwick & West LLP, Attention: Gordon K. Davidson, Esq., 801 California Street, Mountain View, CA 94041, USA or facsimile number (650) 938-5200 (Attention: Gordon K. Davidson, Esq.), (ii) BV Capital shall be sent to Ralph L. Arnheim, Esq., Perkins Coie LLP, 101 Jefferson Drive, Menlo Park, California 94025, facsimile number (650) 838-4350, (iii) KKR to be sent to Todd Cleary, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304; phone: 650-849-3421, fax: 650-493-6811, (iv) Redpoint Ventures to be sent to Redpoint Ventures, Attention: Carrie Rule, 3000 Sand Hill Road, #2-290, Menlo Park, CA 94025, or (v) Elevation Investors II, LLC to be sent to Kirsten J. Jensen, Esq., Simpson Thacher & Bartlett LLP, 2550 Hanover Street, Palo Alto, California 94304; phone: 650-251-5145, fax: 650-251-5002;

(b)     if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c)     if to the Company, one copy should be sent to 223 E. De La Guerra, Santa Barbara, California 93101; phone: 805 965 3001, fax: 805 965 3010, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Theodore Wang, Esq., Fenwick & West, LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041; phone: 650-335-7683, fax: 650-938-5200.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given upon the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e mail (with receipt of appropriate confirmation), (iv) three (3) business days after being deposited with an overnight courier service of recognized standing, properly addressed and with shipping fees prepaid (a “Courier Service”), or (v) ten (10) days after being deposited in the U.S. mail, properly addressed, first class and with postage prepaid (provided that such notice or communication to be sent to any Investor whose principal office is located outside of the United States of America may only be mailed by deposit with a Courier Service).

6.4    Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

6.5    Successors and Assigns.

(a)     Except as provided herein, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission or except as provided herein to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(b)     Notwithstanding Section 6.5(a) above and in addition to the transfer of rights hereunder permitted subject to the provisions of Sections 2.13 and 3.5, this Agreement may be assigned by a Holder to a transferee or assignee of Registrable Securities (or shares convertible or exercisable for Registrable Securities) that (i) is a subsidiary, parent, partner, member, limited partner, affiliate, retired partner, retired member or stockholder of a Holder or an entity that directly or indirectly, controls or is controlled by, or under common control with a Holder or, in addition in the case of Index Ventures, an Index Ventures Affiliate, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, provided: (A) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such assignee; (B) such transfer or assignment is effected in accordance and compliance with the terms of Section 2.9 and Section 6.5 hereof and applicable securities laws and (C) such assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

6.6    Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

6.7    Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.8    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.9    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.11    Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

6.12    Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Barbara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California).

6.13    Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all substantially all of the assets of the Company; provided, however, if the Company is acquired by a company for consideration consisting wholly or partly of stock of the acquirer and such acquirer shares are not freely tradable following such transaction, then Sections 1, 2 and 6 hereof shall survive the closing of such transaction and become applicable to the stock received by the Holders in such transaction.

6.14    Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.15    Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Certificate of Incorporation or its Bylaws, the terms of the Company’s Certificate of Incorporation or its Bylaws, as the case may be, will control.

6.16    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

SONOS, INC. a Delaware corporation

By:	/s/ John Macfarlane
John Macfarlane
President and Chief Executive Officer

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

INDEX VENTURES GROWTH I (JERSEY), L.P.
By: its Managing General Partner:
Index Venture Growth Associates I Limited

/s/ Ian Henderson
Ian Henderson and/or Nigel Greenwood
Director	Director

Address:
c/o Index Venture Growth Associates I Limited
No 1 Seaton Place
St Helier
Jersey JE4 8YJ
Channel Islands
Attention: Nicky Barthorp
Fax + 44 (0) 1534 605605

INDEX VENTURES GROWTH I PARALLEL
ENTREPRENEUR FUND (JERSEY), L.P.

By: its Managing General Partner:
Index Venture Growth Associates I Limited

/s/ Ian Henderson
Ian Henderson and/or Nigel Greenwood
Director	Director

Address:
c/o Index Venture Growth Associates I Limited
No 1 Seaton Place
St Helier
Jersey JE4 8YJ
Channel Islands
Attention: Nicky Barthorp
Fax + 44 (0) 1534 605605

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

YUCCA PARTNERS LP JERSEY BRANCH

By: Ogier Employee Benefit Services Limited as Authorised Signatory of Yucca Partners LP Jersey Branch in its capacity as administrator of the Index Co-Investment Scheme,

/s/ Shane Hugil /s/ Diana Carmen Jurado
Authorised Signatory - Ogier Employee Benefit Services Limited

Address:
c/o Ogier Employee Benefit Services Limited
Whiteley Chambers
Don Street
St Helier
Jersey JE4 9WG
Channel Islands
Facsimile +44 (0) 1534 504444
Attention: Peter Le Breton

With copies to:
Index Venture Management S.A.
2 rue de Jargonnant
1207 Geneva
Switzerland
Fax: +41 22 737 0099
Attention: André Dubois

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

JOHN AND PATRICIA MACFARLANE COMMUNITY PROPERTY WROS

/s/ John MacFarlane
John MacFarlane

/s/ Patricia MacFarlane
Patricia MacFarlane

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

THE KOHA FAMILY FOUNDATION:

/s/ David M. Malutinok
David M. Malutinok, Trustee

/s/ Valdur Koha
Valdur Koha, Investment Trustee

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

VALDUR KOHA TRUST - 1999

/s/ Valdur Koha
Valdur Koha, Trustee

KOHA FAMILY IRREVOCABLE TRUST - 1999

/s/ David M. Malutinok
David M. Malutinok, Trustee

/s/ Valdur Koha
Valdur Koha, Investment Trustee

THE KOHA DYNASTY TRUST - 1999

/s/ David M. Malutinok
David M. Malutinok, Trustee

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

KKR Stream Holdings LLC

/s/ David Sorkin
Address:

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Redpoint Omega II, L.P., by its General Partner Redpoint Omega II, LLC

By:	/s/ W. Allen Beasley
W. Allen Beasley, Managing Director

Redpoint Omega Associates II, LLC, as nominee

By:	/s/ W. Allen Beasley
W. Allen Beasley, Managing Director

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Elevation Investors II, LLC

By:	/s/ Adam Hopkins
Name:	Adam Hopkins
Title:	Manager

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Robert and Pauline Bach, Community Property WROS

By:	/s/ Robert Bach /s/ Pauline Bach
Name:	Robert & Pauline Bach
Title:

(Signature Page to Amended and Restated Investors’ Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS

COM INVESTMENTS, LLC

By:	/s/ Amit Mehta

Name:	Amit Mehta

Title:	EVP

(Signature Page to Amended and Restated Investors’ Rights Agreement)

Exhibit A

COMMON HOLDERS

The Koha Dynasty Trust – 1999

Valdur Koha Trust – 1999

Koha Family Irrevocable Trust – 1999

The Koha Family Foundation

The JP 2002 Irrevocable Trust

Thomas and Sheila Cullen

Trung Mai and My-Phuong Nguyen

John L. MacFarlane and Patricia MacFarlane

The JP 2002 Trust

Exhibit B

INVESTORS

KKR Stream Holdings LLC

Redpoint Omega II, L.P.

Redpoint Omega Associates II, LLC

Elevation Investors II, LLC

Robert and Pauline Bach, Community Property WROS

Index Ventures Growth I (Jersey), L.P.

Index Ventures Growth I Parallel Entrepreneur Fund (Jersey), L.P.

Yucca Partners LP Jersey Branch

John MacFarlane

Craig and Laura Shelburne

Trung Mai and My-Phuong Nguyen

The JP 2002 Trust

The John Poulack Family Irrevocable Trust – 2000

Valdur Koha Trust -1999

Koha Family Irrevocable Trust – 1999

The Koha Dynasty Trust – 1999

The Koha Family Foundation

Mary Jean Labbe

Brooke Private Equity Advisors Fund II, L.P.

Brooke Private Equity Advisors Fund II D, L.P.

Wesemann Family Trust – 2000

Thomas S. Cullen

Paul I Wren, III and Mary Leland Wren Revocable Trust

Jean-Pierre Le Rudulier

Novak Superannuation Fund

COM INVESTMENTS, LLC

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Amended and Restated Investors Rights Agreement dated as of [            ], 2012 (the “Agreement”):

1.	Waiver of 10 Days’ Notice Period in Which to Exercise Right of First Offer: (please check only one)

☐	WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement.

☐	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

☐	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

☐	ELECT TO PARTICIPATE in $ [PLEASE PROVIDE AMOUNT] in New Securities proposed to be issued by Sonos, Inc., representing less than my pro rata portion of the aggregate of $ in New Securities being offered in the financing.

☐	ELECT TO PARTICIPATE in $ in New Securities proposed to be issued by Company X, representing my full pro rata portion of the aggregate of $ in New Securities being offered in the financing.

☐	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $ in New Securities being made available in the financing and, to the extent available, the greater of (x) an additional $ [PLEASE PROVIDE AMOUNT] or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $ in New Securities being offered in the financing.

☐	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $ in New Securities being made available in the financing and, to the extent available, my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the New Securities being offered in the financing.

Date:             , 20

Signature of Stockholder or Authorized Signatory

Title, if applicable

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Sonos, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.